EXHIBIT 5


                                                                   June 21, 1999


Board of Directors
FOCUS Enhancements, Inc.
600 Research Drive
Wilmington, Massachusetts 01887




Re: Registration Statement on Form S-3 of 1,320,000 shares of Common Stock, par value $0.01 per share


Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), by FOCUS Enhancements, Inc., a Delaware corporation (the "Company"), of 1,320,000 shares (the "Registered Shares") of its Common Stock, par value $.01 per share ("Common Stock"), all of which Registered Shares are to be offered for the account of a selling stockholder of the Company, the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "Commission") as Exhibit 5 to the Company's registration statement on Form S-3 (the "Registration Statement") under the Act.

         To the extent that any of the Registered Shares have not yet been issued, I assume that at the time of the issuance of such Registered Shares, there will exist, under the Company's Certificate of Incorporation, as amended (the "Certificate"), the requisite number of authorized shares of Common Stock for such issuance which are unissued, or held as treasury shares, and are not otherwise reserved for issuance.

         I am General Counsel and Secretary of the Company and I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Certificate and the By-laws of the Company, a certain Action of the Board of Directors by Unanimous Written Consent dated as of June 4, 1999 and such other corporate records, certificates and statements of officers and accountants of the Company and of public officials and other documents as I have considered necessary or appropriate in order to furnish the opinion hereinafter set forth.

         This   opinion  is  limited  to  the  laws  of  the   Commonwealth   of
Massachusetts and I express no opinion with respect to the law of any other jurisdiction.

         Based upon and subject to the foregoing, I hereby advise you that, in my opinion, (i) those Registered Shares that have been issued as of the date hereof were duly authorized and have been validly issued and are fully paid and nonassessable and (ii)


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those Registered  Shares that may be issued after the date hereof shall be, upon such issuance, duly authorized and validly issued and shall be fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion may not be referred to or used for any other purpose or in any other context or otherwise relied upon by any other person or entity without my express written consent.


                                               Respectfully,



                                               /s/ Christopher P. Ricci
                                               Christopher P. Ricci
                                               Sr. V.P. & General Counsel